August 6, 2002



Global Industries, Ltd.
8000 Global Drive
Carlyss, Louisiana 70665


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Global Industries, Ltd. and subsidiaries for the periods ended June 30, 2002 and 2001, as indicated in our report dated August 1, 2002, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June
30, 2002, is incorporated by reference in Registration Statement
Nos. 33-58048, 33-89778, and 333-69949 of Form S-8 and in
Registration No. 333-86325 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

New Orleans, Louisiana